LETTER OF INTENT

THIS LETTER OF INTENT (the "Letter") made as of this 25th day of March, 2014 (the "Execution Date"),

BETWEEN:

Premiere Opportunities Group, Inc of 10 Andrew Lane, Kinnelon, NJ, 07405

(the "Purchaser")

- AND -

Avani Holdings, LLC of 9915 Bell Ranch Drive, Santa Fe Springs, CA, 90670

(the "Seller").

BACKGROUND:

1. The Seller is the owner of certain assets that are available for sale.
2. The Purchaser wishes to purchase the assets from the Seller.

This Letter will establish the basic terms to be used in a future asset purchase agreement between the Seller and the Purchaser. The terms contained in this Letter are not comprehensive and it is expected that additional terms may be aoded, and existing terms may be changed or deleted. The basic terms are as follows:

Non-Binding

1. This Letter does not create a binding agreement between the Purchaser and the Seller and will not be enforceable. Only the future asset purchase agreement, duly executed by the Seller and the Purchaser, will be enforceable. The terms and conditions of any future asset purchase agreement will supersede any terms and conditions contained in this Letter. The Seller and the Purchaser are not prevented from entering into negotiations with other third parties with regard to the subject matter of this Letter.

Transaction Description

2. The following is a complete description of the assets (the "Assets") to be purchased: Including but not limited to Equipment, Finished Inventory, Raw Materials, Designs and any and all Intellectual Property and Know How.

Purchase Price

3. The Purchaser will pay to the Seller the amount of $250,000.00 USD on or before the 1st day of May, 2014 (the "Closing Date") as payment in full for the Assets of the Company.

Representations

4. The Seller represents and warrants that the Assets are free and clear of any liens, charges, encumbrances or rights of others which will not be satisfied out of the sales proceeds. If the representations of the Seller are untrue upon the Closing Date, the Purchaser may terminate any future agreement without penalty.

Additional Terms

5. The following additional terms further describe the understanding between the Seller and the Purchaser:

    1. The purchase price of $250,000 will be paid in the form of a Series C Convertible Preferred Stock which will convert into common shares of Premiere Opportunities Group, Inc on the 6 month (180 days)anniversary of their issuance. In the event there is a merger of change of control within the 180 day time frame as a result of such merger then the Preferred Stock issued to Avani Holdings shareholders will be issued in the surviving company for the exact value.

    2. In conjunction with the intended purchase of Avani Holdings, LLC Premiere Opportunities Group, Inc in conjunction with such closing shall issue to Mr. Tom Witthune a five (5) year employment agreement which will include a non qualified common stock signing bonus as well as either/or a qualified of non-qualified incentive stock option plan.

This Letter accurately reflects the understanding between the Seller and the Purchaser, signed on this 25th day of March, 2014.

Chris H. Giordano	Tom ~~Witthune~~ Witthuhn
President/ CEO	President/CEO
Premiere Opportunities Group, Inc	Avani Holdings, LLC